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                                                                     EXHIBIT 1.1
                                                                     EXECUTION




                     STRUCTURED ASSET SECURITIES CORPORATION
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2001-15A



                                 TERMS AGREEMENT


                                                       Dated: September 26, 2001



To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of September 1, 2001 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation: Series 2001-15A.

Terms of the Series 2001-15A Certificates: Structured Asset Securities Corporation, Series 2001-15A Mortgage Pass-Through Certificates, Class 1-A1, Class 1-A2, Class 2-A1, Class 2-A2, Class 2-A3, Class 3-A1, Class 3-A2, Class 3-A3, Class 3-A4, Class 4-A1, Class 4-A2, Class 5-A1, Class 5-A2, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6 and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of five pools of adjustable rate, conventional, first lien residential mortgage loans (the "Mortgage Loans"). Only the Class 1-A1, Class 1-A2, Class 2-A1, Class 2-A2, Class 2-A3, Class 3-A1, Class 3-A2, Class 3-A3, Class 3-A4, Class 4-A1, Class 4-A2, Class 5-A1, Class 5-A2, Class B1, Class B2, Class B3 and Class R Certificates (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement: File Number 333-63602.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class 1-A1, Class 1-A2, Class 2-A1, Class 2-A2, Class 2-A3, Class 3-A1, Class 3-A2, Class 3-A3, Class 3-A4, Class 4-A1, Class 4-A2, Class 5-A1 and Class 5-A2 Certificates be rated "Aaa" by Moody's Investors Services, Inc. ("Moody's"), and rated "AAA" by each of Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. ("S&P") and Fitch, Inc., ("Fitch" and, collectively with Moody's and S&P, the "Rating Agencies"); the Class R Certificate be rated "AAA" by each of Fitch and S&P; the Class B1 Certificates be rated "AA" by S&P; the Class B2 Certificates be rated "A" by S&P; and the Class B3 Certificates be rated "BBB" by S&P.


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Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman
Brothers Inc. (the "Underwriter"), and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date: September 1, 2001.

Closing Date: 10:00 A.M., New York time, on or about September 28, 2001. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

Counsel: McKee Nelson LLP will act as counsel for the Underwriters.

Closing; Notice Address: Notwithstanding anything to the contrary in the Standard Terms, the Closing shall take place at the offices of the Representative, located at 101 Hudson Street, 33rd Floor, Jersey City, New Jersey 07302, and any notices delivered to each of the Underwriter, the Representative and the Depositor shall be delivered to it at 101 Hudson Street, 33rd Floor, Jersey City, New Jersey 07302.




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         If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

                                           LEHMAN BROTHERS INC.



                                           By: /s/ Stanley Labanowski
                                              ----------------------------
                                              Name: Stanley Labanowski
                                              Title: Senior Vice President


Accepted:

STRUCTURED ASSET SECURITIES
     CORPORATION


By: /s/ Ellen V. Kiernan
   -----------------------
   Name: Ellen V. Kiernan
   Title: Vice President






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                                   Schedule 1

             Initial Certificate
                  Principal                  Certificate         Purchase Price
  Class           Amount(1)                 Interest Rate          Percentage
  -----           ------                    -------------          ----------
1-A1             $132,087,000               Adjustable(2)             100%
1-A2                (3)                         5.75%                 100%
2-A1              250,000,000               Adjustable(2)             100%
2-A2              191,995,000               Adjustable(2)             100%
2-A3                (3)                     Adjustable(2)             100%
3-A1               44,959,000               Adjustable(2)             100%
3-A2               29,972,000               Adjustable(2)             100%
3-A3               32,115,000               Adjustable(2)             100%
3-A4                (3)                     Adjustable(2)             100%
4-A1               56,720,000               Adjustable(2)             100%
4-A2                (3)                         6.00%                 100%
5-A1              236,794,000               Adjustable(2)             100%
5-A2                (3)                         0.99%                 100%
B1                 28,210,000               Adjustable(2)             100%
B2                  5,128,000               Adjustable(2)             100%
B3                  8,717,000               Adjustable(2)             100%
R                         100               Adjustable(2)             100%

------------
(1) These balances are approximate, as described in the prospectus supplement.

(2) These Certificates will accrue interest based on adjustable interest rates, as described in the prospectus supplement.

(3) The Class 1-A2, 2-A3, 3-A4, 4-A2 and 5-A2 Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on a notional amount, as described in the prospectus supplement. After the Distribution Dates in May 2004, June 2006, May 2008 and January 2011, the Class 1-A2, 2-A3, 3-A4 and 4-A2 Certificates, respectively, will no longer be entitled to receive distributions of any kind.